                                                                     Exhibit 4-c

            Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to SBC Communications Inc. or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

            This Security is a Global Security within the meaning of the Indenture hereinafter referred to and is registered in the name of a Depository or a nominee of a Depository. Unless and until it is exchanged in whole or in part for Securities in definitive form in accordance with the provisions of the Indenture and the terms of the Securities, this Global Security may not be transferred except as a whole by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository or by the Depository or any such nominee to a successor Depository or a nominee of such successor Depository.


                             SBC COMMUNICATIONS INC.
                                    DECS(sm)
                    (Debt Exchangeable for Common Stock(sm))

                    No. R-_                 CUSIP __________

                   7 3/4% Exchangeable Note Due March 15, 2001


                      (Subject to Exchange at Maturity into
                  American Depositary shares, each representing
                     20 Series L Shares, without Par Value,
                      of Telefonos de Mexico, S.A. de C.V.)

            SBC COMMUNICATIONS INC., a Delaware corporation (hereinafter the "Company"), for value received, hereby promises to pay to Cede & Co., as nominee of The Depository Trust Company, or registered assigns, the principal sum of $______________ (or $39.625 for each Debt Exchangeable for Common Stock (each, a "DECS") represented by this Global Security), at Maturity (defined below) (subject to the mandatory exchange provisions at Maturity described below), and to pay interest on said principal sum, on March 15, June 15, September 15 and December 15 (each, an

Interest Payment Date) and at Maturity, commencing June 15, 1997, in arrears at the annual rate of 7 3/4% (the "Interest Rate") from the original issue date of this Global Security or the most recent date to which interest has been paid or duly provided for, until the principal hereof is paid or made available for payment, and on any overdue principal and (to the extent that the payment of such interest shall be legally enforceable) on any overdue installment of interest at the Interest Rate. If an Interest Payment Date falls on a day that is not a Business Day (defined on the reverse hereof), the interest payment to be made on such Interest Payment Date will be made on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date, and no additional interest will accrue as a result of such delayed payment. "Maturity" means the earlier of (a) March 15, 2001, or (b) maturity as a result of acceleration or otherwise.

            At Maturity, the principal amount of this Global Security will be mandatorily exchanged into a number of American Depository Shares ("Telmex ADSs"), each representing twenty Series L Shares, without par value ("Telmex L Shares"), of Telefonos de Mexico, S.A. de C.V. ("Telmex") at the Exchange Rate (as defined below) or an equivalent amount of cash or securities. The "Exchange Rate" is equal to, (a) if the Maturity Price (defined on the reverse hereof) is greater than or equal to $46.76 (the "Threshold Appreciation Price"), .8474 Telmex ADS per DECS, (b) if the Maturity Price is less than the Threshold Appreciation Price but is greater than the Initial Price, (i) a fraction equal to the Initial Price divided by the Maturity Price of (ii) one Telmex ADS per DECS and (c) if the Maturity Price is less than or equal to the Initial Price, one Telmex ADS per DECS. ACCORDINGLY, THE VALUE OF THE TELMEX ADSs TO BE RECEIVED BY THE HOLDER OF THIS GLOBAL SECURITY (OR, AS DISCUSSED BELOW, THE EQUIVALENT IN CASH OR SECURITIES THAT MAY BE RECEIVED IN LIEU OF SUCH TELMEX
ADSs) AT MATURITY WILL NOT NECESSARILY EQUAL THE PRINCIPAL AMOUNT OF SUCH GLOBAL SECURITY. The Exchange Rate is subject to adjustment as provided on the reverse hereof. The ratios of Telmex ADSs per DECS specified in clauses (a), (b) and (c) above of the Exchange Rate definition are hereinafter referred to as the "Share Components". Any Telmex ADSs delivered by the Company to the Holder of this Global Security, provided that the Holder is not affiliated with Telmex, shall be free of any transfer restrictions and the Holder will be responsible for the payment of any and all brokerage costs upon the subsequent sale of such ADSs. No fractional Telmex ADSs will be issued at Maturity. The Company may at its option deliver cash and in certain circumstances (discussed on the reverse hereof) securities, in lieu of delivering Telmex ADSs at Maturity. The amount of cash deliverable in respect of this Global Security shall be equal to the product of the number of Telmex ADSs otherwise deliverable in respect of this Global Security on the date of Maturity multiplied by the Maturity Price. On or prior to the fourth Business Day prior to March 15, 2001, the Company will notify the Trustee, which in turn will notify DTC and publish a notice in a daily newspaper of national circulation stating whether the principal amount of this Global Security will be exchanged for Telmex ADSs or cash.

            This Global Security is unsecured and ranks on a parity with all other unsecured and unsubordinated indebtedness of the Company and on a parity with the Company's support obligations pursuant to the Support Agreement, dated as of November 10, 1986, between the Company and SBC Communications Capital Corporation.

            Interest payable under this Global Security, and punctually paid or duly provided for on any Interest Payment Date, will be paid to the person in whose name this Global Security is registered on the close of business on the last day of the calendar month (each, a "Record Date") immediately preceding such Interest Payment Date, provided that interest payable at Maturity shall be payable to the person to whom the principal is payable. Any due and payable interest not paid on an Interest Payment Date (or on the next succeeding Business Day if the relevant Interest Payment Date falls on a day which is not a Business Day) will cease to be payable to Holder on the preceding Record Date, and may either be paid to the person in whose name this Global Security (or the Global Security in exchange or substitution for which this Global Security was issued) is registered at the close of business on a special record date for the payment of such defaulted upon interest to be fixed by the Trustee, notice whereof shall be given to the Holder of this Global Security not less than 15 days prior to such special record date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the securities are listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture. The American Depository Receipts ("ADRs") evidencing Telmex ADSs (or cash or securities) deliverable and interest payable at Maturity will be deliverable or payable, as the case may be, to the Person in whose name this Global Security is registered at Maturity upon surrender of this Global Security, at the office or agency of the Company maintained for such purposes (the "Registrar"); provided, however, that payment of interest may be made at the option of the Company by check mailed to the person in whose name this Global Security is registered at the close of business on the last day of the calendar month immediately preceding the relevant Interest Payment Date.

            Reference is made to the further provisions of this Global Security set forth on the reverse hereof, which shall have the same effect as though fully set forth at this place.

            This Global Security shall not be valid or obligatory for any purpose and shall not be entitled to any benefit under the Indenture until the certificate of authentication hereon shall have been manually signed by the Trustee. "DECS" and "Debt Exchangeable for Common Stock" are service marks of Salomon Brothers Inc.

          IN WITNESS WHEREOF, SBC COMMUNICATIONS INC. has caused this instrument to be signed by its duly authorized officers and has caused a facsimile of its corporate seal to be affixed hereto or imprinted hereon.

Dated:  March 26, 1997              SBC COMMUNICATIONS INC.



                                   By:
                                       --------------------------------
                                       Donald E. Kiernan
                                       Senior Vice President, Treasurer
                                       and Chief Financial Officer


                                   By:
                                       --------------------------------
                                       Roger W. Wohlert
                                       Managing Director-Finance and
                                       Assistant Treasurer






Certificate of Authentication

This Global Security is one of the Securities of the series designated herein referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK, as Trustee

By:
     ---------------------
     Authorized Signature

                           REVERSE OF GLOBAL SECURITY

                             SBC COMMUNICATIONS INC.
                  7 3/4% Exchangeable Notes Due March 15, 2001


            This Global Security is one of the duly authorized issue of debt securities of the Company (herein referred to as the "Securities") to be issued under and pursuant to an Indenture dated as of November 1, 1994 (herein referred to as the "Indenture"), duly executed and delivered by the Company to The Bank of New York, as Trustee (herein referred to as the "Trustee"), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders of the Securities.

            The Securities may be issued in one or more series, which different series may be issued in various aggregate principal amounts, may mature at different times, may bear interest, if any, at different rates, may be subject to additional covenants and Events of Default and may otherwise vary as provided in the Indenture. This Global Security is one of the series designated on the face hereof and such series is limited in aggregate principal amount to the Initial Price times 10,000,000 DECS. References herein to "Securities" shall mean the Securities of said series.

            The authorized denominations of Securities will be the Initial Price and any larger amount that is an integral multiple of the Initial Price.

            In the case of certain dilution events, the Exchange Rate will be subject to adjustment. In the case of certain adjustment events, the consideration received by the Holder of this Global Security at Maturity will be Telmex ADSs, other securities and/or cash.

            The Exchange Rate is subject to adjustment if Telmex shall (i) pay a stock dividend or make a distribution, in each case, with respect to the Telmex L Shares in Telmex L Shares or any other shares of common stock of Telmex, (ii) subdivide or split the outstanding Telmex L Shares, (iii) combine the outstanding Telmex L Shares into a smaller number of shares, (iv) issue by reclassification (other than a reclassification pursuant to clause (ii), (iii), (iv) or (v) of the definition of "Adjustment Event" below) of the Telmex L Shares any shares of common stock of Telmex, (v) issue rights or warrants to all holders of Telmex L Shares entitling them to subscribe for or purchase Telmex L Shares (other than rights to purchase Telmex L Shares pursuant to a plan for the reinvestment of dividends) at a price per share less than the Market Price (as defined below) of the Telmex L Shares on the Business Day next following the record date for the determination of holders of Telmex L Shares entitled to receive such rights or warrants, or (vi) takes any action that results in any increase or decrease in the number of Telmex L Shares represented by Telmex ADSs.

            In the case of the events referred to in clauses (i), (ii), (iii) and (iv) above, the Exchange Rate shall be adjusted by adjusting each of the Share Components of the Exchange Rate in effect immediately prior to such event so that the Holder of this Security shall be entitled to receive, upon exchange of the principal amount of this Security at Maturity, the number of Telmex ADSs (or, in the case of a stock dividend or distribution referred to clause (i) above paid or made in other shares of common stock of Telmex or a reclassification referred to in clause (iv) above, the number of American Depository Shares representing other shares of common stock of Telmex issued pursuant thereto) which the Holder of this Security would have owned or been entitled to receive immediately following such event had this Security been exchanged immediately prior to such event or any record date with respect thereto.

            In the case of the event referred to in clause (v) above, the Exchange Rate shall be adjusted by multiplying each of the Share Components of the Exchange Rate in effect on the record date for the determination of Holders of Telmex L Shares entitled to receive the rights or warrants referred to in clause (v) above, by a fraction, of which the numerator shall be (A) the number of Telmex L Shares outstanding on such record date, plus (B) the number of additional Telmex L Shares offered for subscription or purchase pursuant to such rights or warrants, and of which the denominator shall be (x) the number of Telmex L Shares outstanding on such record date, plus (y) the number of additional Telmex L Shares which the aggregate offering price of the total number of Telmex L Shares so offered for subscription or purchase pursuant to such rights or warrants would purchase at the Market Price of the Telmex L Shares on the Business Day next following such record date, which number of additional shares shall be determined by multiplying such total number of shares by the exercise price of such rights or warrants and dividing the product so obtained by such Market Price of Telmex L Shares. To the extent that such rights or warrants expire prior to the Maturity of this Security and shares of Telmex L Shares are not delivered pursuant to such rights or warrants prior to such expiration, the Exchange Rate shall be readjusted to the Exchange Rate which would then be in effect had such adjustments for the issuance of such rights or warrants been made upon the basis of delivery of only the number of Telmex L Shares actually delivered pursuant to such rights or warrants. Any Telmex L Shares issuable in payment of a dividend shall be deemed to have been issued immediately prior to the close of business on the record date for such dividend for purposes of calculating the number of outstanding Telmex L Shares under this paragraph.

            In the case of the event referred to in clause (vi) above, the Exchange Rate shall be adjusted by adjusting each of the Share Components of the Exchange Rate in effect immediately prior to such event so that a Holder of this Security shall be entitled to receive, upon exchange of the principal amount of this Security at Maturity, the number of Telmex ADSs representing the same number of Telmex L Shares as were represented by the Telmex ADSs which the Holder of this Security would have owned or been entitled to receive immediately prior to such event had this Security been exchanged immediately prior to such event or any record date with respect thereto.

            All adjustments to the Exchange Rate will be calculated to the nearest 1/10,000th of a Telmex ADS (or if there is not a nearest 1/10,000th of a Telmex ADS to the next lower 1/10,000th of a Telmex ADS). No adjustment in the Exchange Rate shall be required unless such adjustment would require an increase or decrease of at least one percent therein; provided, however, that any adjustments which by reason of the foregoing are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

            If an adjustment is made to the Exchange Rate pursuant to clauses
(i), (ii), (iii), (iv), (v) or (vi) above, an adjustment shall also be made to the Maturity Price as such term is used to determine which of clauses (a), (b) or (c) of the Exchange Rate definition will apply at Maturity. The required adjustment to the Maturity Price shall be made at Maturity by multiplying the original Maturity Price by the cumulative number or fraction determined pursuant to the Exchange Rate adjustment procedure described above. In the case of a stock dividend or distribution paid or made in, or the reclassification of any Telmex L Shares into, any common stock of Telmex other than Telmex L Shares, such common stock shall be deemed to be Telmex L Shares (and the Telmex ADSs to be representing such Telmex L Shares) solely to determine the Maturity Price and to apply the Exchange Rate at Maturity. Each such adjustment to the Exchange Rate and the Maturity Price shall be made successively.

            In the event of (i) any dividend or distribution by Telmex to all Holders of Telmex L Shares of evidences of its indebtedness or other assets (excluding (1) dividends or distributions referred to in clause (i) of the paragraph above containing clauses (i)-(vi) describing Exchange Rate adjustment events, (2) any common shares issued pursuant to a reclassification referred to in clause (iv) of such paragraph above and (3) Ordinary Cash Dividends (as defined below)) or any issuance by Telmex to all holders of Telmex L Shares of rights or warrants (other than rights or warrants referred to in clause (v) of such paragraph above), (ii) any consolidation or merger of Telmex with or into another entity (other than a merger or consolidation in which Telmex is the continuing corporation and in which the Telmex L Shares outstanding immediately prior to the merger or consolidation are not exchanged for cash, securities or other property of Telmex or another corporation), (iii) any sale, transfer, lease or conveyance to another corporation of the property of Telmex as an entirety or substantially as an entirety, (iv) any statutory exchange of securities of Telmex with another corporation (other than in connection with a merger or acquisition) or (v) any liquidation, dissolution or winding up of Telmex (any such event, an "Adjustment Event"), the Holder of this Security will receive at Maturity, in lieu of or (in the case of an Adjustment Event described in clause (i) of this paragraph) in addition to, Telmex ADSs as described above, cash in an amount equal to (A) if the Maturity Price is greater than or equal to the Threshold Appreciation Price, $46.76 multiplied by the Transaction Value (as defined below), (B) if the Maturity Price is less than the Threshold Appreciation Price but is greater than the Initial Price, the product of (x) the Initial Price divided by the Maturity Price multiplied by (y) the Transaction Value and (C) if the Maturity Price is less than or equal to the Initial Price, the Transaction Value. Following an Adjustment Event, the Maturity Price, as such term is used in this paragraph and throughout the definition of Exchange Rate, shall be deemed to equal (A) the Maturity Price of the Telmex ADSs, as adjusted pursuant to the method set forth in the preceding paragraph, plus (B) the Transaction Value.

            Notwithstanding the foregoing, with respect to any securities received in an Adjustment Event that (A) are (i) listed on a United States national securities exchange, (ii) reported on a United States national securities system subject to last sale reporting, (iii) traded in the over-the-counter market and reported on the National Quotation Bureau or similar organization or (iv) for which bid and ask prices are available from at least three nationally recognized investment banking firms and (B) are either (x) perpetual equity securities or (y) non-perpetual equity or debt securities with a stated maturity after the stated maturity of this Security ("Reported Securities"), the Company may, at its option, in lieu of delivering the amount of cash deliverable in respect of Reported Securities received in an Adjustment Event, as determined in accordance with the previous paragraph, deliver a number of such Reported Securities with a value equal to such cash amount, as determined in accordance with clause (ii) of the definition of Transaction Value, as applicable; provided, however, that (i) if such option is exercised, the Company shall deliver Reported Securities in respect of all, but not less than all, cash amounts that would otherwise be deliverable in respect of Reported Securities received in an Adjustment Event, (ii) the Company may not exercise such option if the Company has elected to deliver cash in lieu of Telmex ADSs, if any, deliverable upon Maturity or if such Reported Securities have not yet been delivered to the Holders entitled thereto following such Adjustment Event or any record date with respect thereto, and (iii) subject to clause (ii) of this proviso, the Company must exercise such option if the Company does not elect to deliver cash in lieu of Telmex ADSs, if any, deliverable upon Maturity. If the Company elects to deliver Reported Securities, the Holder of this Security will be responsible for the payment of any and all brokerage and other transaction costs upon the sale of such Reported Securities. If, following any Adjustment Event, any Reported Security ceases to qualify as a Reported Security, then (x) the Company may no longer elect to deliver such Reported Security in lieu of an equivalent amount of cash and (y) notwithstanding clause (ii) of the definition of Transaction Value, the Transaction Value of such Reported Security shall mean the fair market value of such Reported Security on the date such security ceases to qualify as a Reported Security, as determined by a nationally recognized investment banking firm retained for this purpose by the Company.

            The amount of cash and/or the kind and amount of securities into which this Security shall be exchangeable after an Adjustment Event shall be subject to adjustment following such Adjustment Event in the same manner and upon the occurrence of the same type of events as described above with respect to Telmex ADSs, Telmex L Shares and Telmex.

            The Company shall, within ten Business Days following the occurrence of an event that requires an adjustment to the Exchange Rate or the occurrence of an Adjustment Event (or, in either case, if the Company is not aware of such occurrence, as soon as practicable after becoming so aware), provide written notice to the Trustee and to the Holder of this Security of the occurrence of such event, including a statement in reasonable detail setting forth the method by which the adjustment to the Exchange Rate or change in the consideration to be received by the Holder of this Security following the Adjustment Event was determined and setting forth the revised Exchange Rate or consideration, as the case may be; provided, however, that in respect of any adjustment to the Maturity Price, such notice will only disclose the factor by which the Maturity Price is to be multiplied in order to determine which clause of the Exchange Rate definition will apply at Maturity.

            No fractional Telmex ADSs or Reported Securities will be issued if the Company exchanges this Security for Telmex ADSs. The number of full Telmex ADSs or Reported Securities which shall be delivered upon exchange, in whole or in part, as the case may be, shall be computed on the basis of the aggregate principal amount of this Security surrendered at Maturity. In lieu of any fractional Telmex ADSs or other security otherwise issuable in respect of the principal amount of this Security exchanged at Maturity, the Holder shall be entitled to receive an amount in cash equal to the value of such fractional Telmex ADS or security at the Maturity Price.

            All Telmex ADSs and Reported Securities deliverable the Holder of this Security upon Maturity will be delivered to such Holder, to the extent practicable, in such manner (such as by book-entry transfer) so as to assure same-day transfer of such securities to the Holder and otherwise in the manner customary at such time for delivery of such securities and securities of the same type. Notwithstanding the foregoing, it may not be possible under market practices prevailing at the Maturity of the Note to transfer Telmex ADSs and/or Reported Securities so as to assure same-day transfer of such securities to the Holder. Accordingly, the Holder may receive all or a portion of the Telmex ADSs and/or Reported Securities into which the Security is exchangeable after the date of Maturity.

            This Global Security is not subject to redemption prior to Maturity and does not contain sinking fund or other mandatory redemption provisions. This Global Security is not subject to payment prior to Maturity at the option of the Holder.

            "Business Day" means any day that is not a Saturday, a Sunday or any day on which the New York Stock Exchange ("NYSE"), banking institutions or trust companies in The City of New York are authorized or obligated by law or executive order to close.

            "Closing Price" of any security on any date of determination means
(i) the closing sale price (or, if no closing price is reported, the last reported sale price) of such security (regular way) on the NYSE on such date,
(ii) if such security is not listed for trading on the NYSE on any such date, as reported in the composite transactions for the principal United States securities exchange on which such security is so listed, (iii) if such security is not so listed on a United States national or regional securities exchange, as reported by the Nasdaq Stock Market, (iv) if such security is not so reported, the last quoted bid price for such security in the over-the-counter market as reported by the National Quotation Bureau or similar organization, or (v) if such security is not so quoted, the average of the mid-point of the last bid and ask prices for such security from each of at least three nationally recognized independent investment banking firms selected by the Company for such purpose.

            "Market Price" means, as of any date of determination, the average Closing Price per Telmex ADS for the 20 Trading Days immediately prior to the date of determination; provided, however, that if there are not 20 Trading Days for the Telmex ADSs occurring later than the 60th calendar day immediately prior to, but not including, such date, the Market Price shall be determined as the market value per Telmex ADS as of such date as determined by a nationally recognized investment banking firm retained for such purpose by the Company. "Market Price of Telmex L Shares" shall be determined in the same manner as Market Price pursuant to the previous sentence, except that in computing average Closing Price, the Closing Price per Telmex ADS for each Trading Day shall be divided by the number of Telmex L Shares represented by one Telmex ADS on such Trading Day and market value per Telmex L Share shall be used in the proviso instead of market value per Telmex ADS.

            "Maturity Price" means the average Closing Price per Telmex ADS on the 20 Trading Days immediately prior to, but not including, the date of Maturity, provided, however, that if there are not 20 Trading Days for the Telmex ADSs occurring later than the 60th calendar day immediately prior to, but not including, the date of Maturity, "Maturity Price" means as the market value per Telmex ADS as of Maturity as determined by a nationally recognized investment banking firm retained for such purpose by the Company. The Maturity Price is subject to adjustment as provided above.

            "Ordinary Cash Dividend" means, with respect to any consecutive 365-day period, any dividend with respect to Telmex L Shares paid in cash to the extent that the amount of such dividend, together with the aggregate amount of all other dividends on Telmex L Shares paid in cash during such 365-day period, does not exceed on a per Telmex ADS basis 10% of the average of the Closing Prices of Telmex ADSs over such 365-day period.

            "Trading Day" means a Business Day on which the security the Closing Price of which is being determined (A) is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and (B) has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of such security.

            "Transaction Value" means (i) for any cash received in any Adjustment Event, the amount of cash received per Telmex ADS, (ii) for any Reported Securities received in any Adjustment Event, an amount equal to (x) the average Closing Price per security of such Reported Securities for the 20 Trading Days immediately prior to Maturity multiplied by (y) the number of such Reported Securities (as adjusted pursuant to the second preceding paragraph) received for each Telmex ADS and (iii) for any property received in any Adjustment Event other than cash or such Reported Securities, an amount equal to the fair market value of the property received per Telmex ADS on the date such property is received, as determined by a nationally recognized investment banking firm retained for this purpose by the Company; provided, however, that in the case of clause (ii), (x) with respect to securities that are Reported Securities by virtue of only clause (A)(iv) of the definition of Reported Securities (in the twelfth preceding paragraph), Transaction Value with respect to any such Reported Security means the average of the mid-point of the last bid and ask prices for such Reported Security as of Maturity from each of at least three nationally recognized investment banking firms retained for such purpose by the Company multiplied by the number of such Reported Securities (as adjusted pursuant to the method set forth in the second preceding paragraph) received for each Telmex ADS and (y) with respect to all other Reported Securities, if there are not 20 Trading Days for the Telmex ADSs occurring later than the 60th calendar day immediately prior to, but not including, the date of Maturity, Transaction Value with respect to such Reported Security means the market value per security of such Reported Security as of Maturity as determined by a nationally recognized investment banking firm retained for such purpose by the Company multiplied by the number of such Reported Securities (as adjusted pursuant to the method set forth in the second preceding paragraph) received for each Telmex ADS. For purposes of calculating the Transaction Value, any cash, Reported Securities or other property receivable in any Adjustment Event shall be deemed to have been received (i) immediately prior to the close of business on the record date for such Adjustment Event or, if there is no record date for such Adjustment Event, immediately prior to the close of business on the effective date of such Adjustment Event and (ii) by holders of ADSs in proportion to the fraction of an ADS representing one Telmex L Share, whether or not such holders actually received or were entitled to receive such cash, Reported Securities or other property pursuant to the terms of the deposit agreement under which the ADSs are issued.

            All payments in respect of this Security will be made in U.S. dollars. Until the Securities are exchanged or exchange therefor is provided for, the Company will, at all times, maintain a paying agent in The City of New York.

            Interest on the Securities will be computed on the basis of a 360-day year of twelve 30-day months.

            In case an Event of Default, as defined in the Indenture, with respect to the Securities, shall have occurred and be continuing, the principal hereof may be declared, and upon such declaration shall become, due and payable, in the manner, with the effect and subject to the conditions provided in the Indenture.

            The Indenture contains provisions permitting the Company and the Trustee with the written consent of the Holders of a majority in principal amount of the outstanding Securities of each series affected by a supplemental indenture, to enter into a supplemental indenture to add any provisions to or to change or eliminate any provisions of the Indenture or of any supplemental indenture or to modify, in each case in any manner not covered by provisions in the Indenture relating to amendments permitted under the Indenture without the consent of Holders, the rights of the Holders of each such series. The Holders of a majority in principal amount of the outstanding Securities of each series affected by such waiver (with each series voting as a class), by notice to the Trustee, may waive compliance by the Company with any provisions of the Indenture, any supplemental indenture or the Securities of any such series except a default in the payment of the principal of or interest on any Security. Any consent or waiver by the Holder of this Global Security shall be conclusive and binding upon such Holder and upon all future Holders of this Global Security and of any Global Security issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not a notation of such consent or waiver is made upon this Global Security.


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            No reference herein to the Indenture and no provision of this Global
Security or of the Indenture shall alter or impair the obligations of the Company, which are absolute and unconditional, to pay the principal of and interest on this Global Security, at the times, place and rate, and in the manner herein prescribed.

            The Securities are only issued in registered form without coupons.

            This Global Security will be transferable at any time or from time to time at the office of the Registrar. Initially the Registrar will be the principal corporate trust office of the Trustee in New York City, which is located at 101 Barclay Street, Floor 21 West, New York, New York 10286. When Securities are presented to the Registrar with a request to register their transfer or to exchange them for an equal principal amount of Securities of other authorized denominations and like tenor, the Registrar shall register the transfer or make the exchange if its requirements for such transactions are met. The Company will not make any charge for any registration of transfer or exchange but may require the payment by the party requesting such registration of transfer or exchange of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

            Ownership of this Global Security shall be proved by the register for the Securities kept by the Registrar. The Company, the Trustee and any agent of the Company may treat the person in whose name this Global Security is registered as the absolute owner thereof for all purposes.

            No director, officer, employee or stockholder, as such, of the Company shall have any liability for any obligations of the Company under this Global Security or the Indenture or for any claim based on, in respect of or by reason of such obligations or their creation. Each Holder by accepting this Global Security waives and releases all such liability. The waiver and release are part of the consideration for the issue of this Global Security.

            All terms used in this Global Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

            The Indenture and this Global Security shall be governed by and construed in accordance with the laws of the State of New York.



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